Exhibit 99.1

Enova Announces Successful Consent Solicitation for Senior Notes due 2025

CHICAGO, October 4, 2023/PRNewswire/-- Enova International, Inc. (NYSE: ENVA) (the “Company”), a leading financial technology company powered by machine learning and world-class analytics, today announced that it has successfully completed its previously announced consent solicitation (the “Consent Solicitation”) pursuant to terms and conditions of a Consent Solicitation Statement, dated September 26, 2023 (the “Consent Solicitation Statement”) to approve an amendment (the “Proposed Amendment”) to the indenture (the “Indenture”) governing its outstanding 8.500% Senior Notes due 2025 (the “Notes”) in order to increase the Company’s ability to make restricted payments in connection with share repurchases and for other corporate purposes.

Accordingly, the Company entered into the supplement to the Indenture, which is now effective. Upon the cash payment by the Company of $15.00 per $1,000 principal amount of Notes in respect of which such Consents were validly delivered (and not validly revoked) prior to the Expiration Time, the Proposed Amendment will become operative. The Company intends to settle the Consent Solicitation promptly.

“We are pleased our 2025 senior noteholders have provided us additional flexibility to increase capital returns to our shareholders. Over the last several years, we’ve built a strong balance sheet, meaningfully improved our financial risk profile and consistently demonstrated the ability to deliver strong financial results,” said David Fisher, CEO of Enova.

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Consent Solicitation Statement does not constitute a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable securities laws.

Investor Relations Contact:

Lindsay Savarese

(212) 331-8417

IR@enova.com

About Enova

Enova International (NYSE: ENVA) is a leading financial services company with powerful online lending that serves small businesses and consumers who are underserved by traditional banks. Through its world-class analytics and machine learning algorithms, Enova has provided more than 8.6 million customers with over $51 billion in loans and financing. You can learn more about the company and its portfolio of businesses at www.enova.com.

Cautionary Statement Regarding Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are forward looking statements. These forward-looking statements reflect the current view of management and are subject to various risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties, including, without limitation, those risks and uncertainties indicated in Enova’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.